Exhibit 99.1

Equity One, Inc. 1696 NE Miami Gardens Drive North Miami Beach, FL 33179 305-957-1664	For additional information at the Company: Howard Sipzner, Chief Financial Officer Michele Guard, Investor Relations Media Contact: Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE:
December 23, 2002

EQUITY ONE SETTLES TEXAS LITIGATION

NORTH MIAMI BEACH, FLORIDA (December 23, 2002) – Equity One, Inc. (NYSE: EQY) announced today that its wholly owned subsidiary, UIRT, Ltd., has settled its previously announced lawsuit with Settler’s Way & Highway Six, Inc. Under the terms of the settlement agreement, UIRT, Ltd. agreed to pay the plaintiff $1.9 million. In November 2002, a Fort Bend County, Texas jury entered a verdict in the amount of approximately $15.9 million against the defendants in this lawsuit, which amount included both compensatory and exemplary damages. The settlement agreement included mutual releases with respect to all matters arising out of this lawsuit.

Equity One will recognize a non-recurring charge of $1.9 million which will be included in its fourth quarter 2002 results.

About Equity One

Equity One, Inc. is a North Miami Beach, Florida-based real estate investment trust that acquires, renovates, develops and manages neighborhood shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Equity One’s 8.6 million-square-foot portfolio consists of 87 properties primarily located in metropolitan areas of Florida and Texas, encompassing 55 supermarket-anchored shopping centers, eight drug store-anchored shopping centers, 18 other retail-anchored shopping centers, three commercial properties and three retail developments, as well as non-controlling interests in four unconsolidated joint ventures. For additional information, please visit the company’s Web site at www.equityone.net.

Equity One has filed a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant documents, with the SEC concerning the proposed merger between Equity One and IRT. You are urged to read the registration statement containing the joint proxy statement/prospectus and any other relevant documents filed or that will be filed with the SEC when they become available because they will contain important information about Equity One, IRT and the merger. You may obtain the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC’s web site, www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Equity One by directing a request to Equity One, 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Investor Relations, telephone: (305) 947-1664.

Equity One and IRT, and their respective directors and executive officers and other members of their management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of Equity One and IRT in connection with the merger. Information about the directors and executive officers of Equity One and their ownership of Equity One shares is set forth in the proxy statement for Equity One’s 2002 annual meeting of stockholders. Information about the directors and executive officers of IRT and their ownership of IRT stock is set forth in the proxy statement for IRT’s 2002 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when it becomes available.

-END-